Exhibit 2.1

CONTRIBUTION Agreement

between

NovaCopper US Inc.

and

Trilogy Metals Inc.

and

Ambler Metals LLC

made effective as of

February 11, 2020

Table of Contents

1.	INTERPRETATION		1

	1.1	Definitions	1
	1.2	Number and Other Terms	8
	1.3	Headings	8
	1.4	Statutes	8
	1.5	No Strict Construction	8
	1.6	Calculation of Time	8
	1.7	Performance on Holidays	8
	1.8	Exhibits and Schedules	9
	1.9	Accounting Terms	9
	1.10	References to Whole Agreement	9

2.	CONTRIBUTION		10

	2.1	Contribution	10
	2.2	Exchange	11
	2.3	Assumed Obligations	11
	2.4	Transfer Taxes	11

3.	CONTRIBUTOR’S REPRESENTATIONS AND WARRANTIES		11

	3.1	Contributor’s Representations and Warranties	11
	3.2	No Other Representations or Warranties	12

4.	COMPANY’S REPRESENTATIONS AND WARRANTIES		13

	4.1	Company’s Representations and Warranties	13
	4.2	No Other Representations or Warranties	14

5.	COVENANTS		14

	5.1	Assumption of Obligations	14
	5.2	Indemnities	16
	5.3	Consents and Approvals	16
	5.4	Consents Not Received by the Closing	16
	5.5	Recordations and Filings	17
	5.6	Consummation of Transactions	17

6.	CONDITIONS PRECEDENT		17

	6.1	Conditions of Company	17
	6.2	Conditions of Contributor	18

7.	CLOSING		19

	7.1	Closing; Time and Place	19
	7.2	Contributor’s Closing Documents	19
	7.3	Company’s Closing Documents	20
	7.4	Concurrent Delivery	20

8.	GUARANTEE OF TRILOGY		21

	8.1	Acknowledgements of Trilogy	21
	8.2	Guarantee	21
	8.3	Restrictions on Claims	22
	8.4	Several Obligations	23
	8.5	Reinstatement of Rights	23
	8.6	No Release	24
	8.7	No Subrogation	26
	8.8	Assignment	26

9.	DISPUTES AND ARBITRATION		26

	9.1	Disputes	26
	9.2	Dispute Representatives to seek Resolution	26
	9.3	Arbitration	26
	9.4	Inconsistency between Rules and Agreement	28
	9.5	Effect of Arbitration	28
	9.6	Enforcement	28
	9.7	Performance of Obligations During Dispute	28
	9.8	Consolidation of Arbitration	28

10.	GENERAL		29

	10.1	Notices	29
	10.2	Further Assurances	30
	10.3	Time of the Essence	30
	10.4	Expenses	30
	10.5	Confidentiality and Announcements	30
	10.6	Assignment	30
	10.7	Governing Law	30
	10.8	Violation of Law of another Jurisdiction	31
	10.9	Entire Agreement	31
	10.10	Severability	31
	10.11	Amendment and Waiver	31
	10.12	Third-Party Beneficiaries	31
	10.13	Counterparts	31

EXHIBITS

Exhibit A	Release and Waiver
Exhibit B	Quitclaim Deed
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Mining Lease and Option to Purchase Agreement

SCHEDULES

Schedule 1.1(z)	Excluded Assets
Schedule 1.1(ww)	Properties
Schedule 2.1(d)	Personal Property
Schedule 2.1(f)	Contracts
Schedule 2.1(h)	Governmental Permits
Schedule 3.1(c)	Consents and Approvals

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made effective as of February 11, 2020

BETWEEN:

NovaCopper US Inc., a corporation incorporated under the laws of the State of Delaware

(“Contributor”);

AND:

Trilogy Metals Inc., a corporation incorporated under the laws of the Province of British Columbia

(“Guarantor”);

AND:

Ambler Metals LLC, a limited liability company organized under the laws of the State of Delaware

(“Company”).

WHEREAS, Contributor, Guarantor and Company intend that the contributions to Company contemplated hereby and by the Option Agreement constitute a single, integrated transaction qualifying as tax-deferred contributions of property to a partnership in exchange for interests in such partnership pursuant to Code Section 721(a).

THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, representations and warranties set forth below, the parties covenant and agree follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

(a)                “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person; a Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or voting interests, by contract or otherwise, and the term “controlled” shall have a similar meaning; provided, however, Contributor and Company shall not be considered to be Affiliates of each other;

(b)                “Agreement” means this Contribution Agreement, including its Recitals, Exhibits and Schedules, as amended, restated or supplemented from time to time in accordance with the terms hereof;

(c)                “Ambler Lands” means the State of Alaska mineral claims, patented mining claims, and interests therein held by Contributor, as more particularly described in Schedule 1.1(ww) – Part A;

(d)                “ANCSA Lands” means the lands now owned by NANA or which after the date hereof may be conveyed to or acquired by NANA within that certain area, as more particularly described in Schedule 1.1(ww) – Part B;

(e)                “Arctic Deposit” or “Arctic Project” means that part of the Properties that consist of the volcanogenic massive sulfide deposit commonly referred to as Arctic, all as more particularly described in Schedule 1.1(ww) – Part D;

(f)                 “Assets” means all property or assets of any nature or kind, whether real or personal, tangible or intangible, corporeal or incorporeal, and includes any other interest in that property or those assets;

(g)                “Assumed Obligations” has the meaning set forth in Section 5.1;

(h)                “BCICAC” means the British Columbia International Commercial Arbitration Centre and includes any entity which replaces the BCICAC or which substantially succeeds to its powers or functions;

(i)                 “Books and Records” means all books, records, reports, data and other information in all formats (including without limitation paper and electronic formats), wherever located, that relate exclusively to the Properties and over which Contributor has possession and control, including without limitation geological information and studies, models, assays, drill hole data, geochemical reports and other information concerning the Properties and operations thereon; provided, however, that Company shall permit Contributor to retain copies of all Books and Records; provided further, that Books and Records shall not include any vendor or supplier receipts of the Contributor dated prior to the Effective Date or any Excluded Assets;

(j)                  “Bornite Deposit” or “Bornite Project” means the part of the Properties that consist of untested conceptual zones of mineralization proximal and distal to the two mineralized zones known as the Ruby Creek Zone and the South Reef Zone, all as more particularly described in Schedule 1.1(ww) – Part E;

(k)                “Bornite Lands” means the patented mining claims held by NANA, as more particularly described in Schedule 1.1(ww) – Part C;

(l)                 “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Alaska;

(m)               “Closing” means the completion of the transactions contemplated by Section 7;

(n)                “Closing Date” means the date as the parties agree in writing, which occurs simultaneously with the closing of the subscription by South32 of 50% of the membership interests of Company pursuant to the Option Agreement;

(o)                “Closing Time” means 10:00 a.m. (Alaska Standard Time) on the Closing Date or such other time on the Closing Date as the parties agree in writing;

(p)                “Contract” means any written contract, agreement, lease, commitment or binding understanding that is in effect as of Closing Time;

(q)                “Contributor Assets” means the Assets of the Contributor including those listed in Section 2.1(a) to Section 2.1(h) (inclusive) or elsewhere in this Agreement and includes, for greater certainty, the State Claims being leased by the Contributor to the Company in accordance with the terms and conditions of the Lease Agreement, but Contributor Assets does not include the Excluded Assets;

(r)                 “Core Properties” means:

(i)	the Arctic Deposit;

(ii)	the Bornite Deposit;

(iii)	the Sunshine Deposit;

(iv)	all other areas of the Properties where Site Disturbance Work have at any time prior to the Closing Date been carried out or undertaken by or on behalf of Trilogy, NovaGold, the Contributor or any of their respective Affiliates; and

(v)	all other areas of the Properties where any activities (other than Site Disturbance Work) have at any time prior to the Closing Date been carried out or undertaken by or on behalf of Trilogy, NovaGold, the Contributor or any of their respective Affiliates which have created or given rise to or which may create or give rise to Environmental Liabilities;

(s)                 “Dispute” means a dispute, controversy or claim arising out of or in relation to this Agreement including in relation to its existence, validity, interpretation, performance, breach or termination of this Agreement;

(t)                 “Dispute Notice” has the meaning set forth in Section 9.1;

(u)                “Dispute Representative” has the meaning set forth in Section 9.2;

(v)                “Effective Date” means the date of the Option Agreement;

(w)               “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, option, earn-in, license or license fee, royalty, production payment, back-in right, claw-back right, restrictive covenant or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registerable or not;

(x)                 “Environmental Law” means any applicable Law relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Regulated Substances into the environment (including ambient air, surface water, ground water and land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances;

(y)                “Environmental Liabilities” means all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, Judgments, settlements, costs, disbursements or expenses (including without limitation attorney’s fees and experts’ fees) of any kind or of any nature whatsoever (including without limitation liability for study, testing or investigatory costs, cleanup costs, response actions or costs, removal actions or costs, remediation costs, containment costs, restoration costs, Reclamation costs, corrective action costs, closure costs, natural resources damages, nuisances, property damages, business losses, penalties or fines) arising out of, based upon or resulting from, relating to, connected with or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of or arising under Environmental Laws, or otherwise, including without limiting the generality of the foregoing those existing as, arising from or related to:

(i)	the presence, release, threatened release, discharge or emission into the environment of any Regulated Substance;

(ii)	the violation or alleged violation of any Environmental Law;

(iii)	surface, underground, air, ground water, surface water or marine environment contamination;

(iv)	Reclamation obligations;

(v)	the removal of or failure to remove foundations, structures or equipment; and

(vi)	Losses suffered, sustained, paid or incurred by third parties as a result of any of the matters described in the foregoing provisions of this definition;

(z)                 “Excluded Assets” means the assets described in Schedule 1.1(z);

(aa)               “Existing Royalty” means the 1% net smelter returns royalty and certain other rights and obligations contemplated by the Royalty Agreement;

(bb)              “GAAP” means generally accepted accounting principles in the United States, from time to time;

(cc)              “Governmental Authority” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government;

(dd)              “Governmental Permit” means any permit, license, registration, consent, authorization, approval, privilege, waiver, exemption, order, certificate, ruling, agreement and other concession from, of or with any Governmental Authority;

(ee)               “Guaranteed Money” means all money which Contributor is or at any time may become liable (actually or contingently) to pay to or for the account of Company for any reason in connection with this Agreement (including by way of principal, interest, fees, costs, indemnities, charges, duties or expenses or payment of damages under or in connection with this Agreement or as a result of a breach of or default under this Agreement);

(ff)               “Guaranteed Obligations” means the Guaranteed Money and all other performance obligations (including, for certainty, any obligation of indemnification) of Contributor under this Agreement;

(gg)              “IRC” means the Internal Revenue Code of 1986, as amended from time to time (United States). Any reference in this Agreement to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law;

(hh)              “Judgment” means any judgment, writ, order, injunction, award or decree of any court, judge, justice, magistrate or arbitrator, including any bankruptcy court or justice, and any order of or by any Governmental Authority;

(ii)                 “Law” includes:

(i)	Federal, Provincial, State and local government legislation including regulations and by-laws;

(ii)	legislation of any jurisdiction other than those referred to in section 1.1(ii)(i) with which a Party must comply;

(iii)	common law and equity;

(iv)	judgments, decrees, writs, administrative interpretations, guidelines, policies, injunctions, orders or the like, of any Governmental Authority with which a Party is legally required to comply; and

(v)	Governmental Authority requirements and consents, certificates, licenses, permits and approvals (including conditions in respect of those consents, certificates, licenses, permits and approvals);

(jj)                 “Lease Agreement” means that certain Mining Lease and Option to Purchase Agreement of even date herewith by and between Contributor, as lessor, and the Company, as lessee, providing for the lease by Contributor to the Company, with an option for the Company to purchase, the State Claims.

(kk)               “Liabilities” means any and all demands, Losses, obligations and Encumbrances of whatsoever nature and kind, direct or indirect, disclosed or undisclosed, known or unknown, determined or undetermined: (i) arising out of any ownership, operations, occupation or possession of or any interest in the Contributor Assets or any part thereof; and (ii) arising out of or in consequence of any act, activity, omission or obligation in relation to the Contributor Assets, including any and all (A) bodily injury to persons, including death, (B) damage to property and (C) environmental damage or contamination, whether or not such bodily injury, death, damage to property or environmental damage or contamination arise or are claimed to have arisen in whole or in part out of negligence or any other grounds of legal liability, including violation of any duty imposed by any applicable Law;

(ll)                 “Litigation” means any claim, action, suit, proceeding, arbitration, prosecution, investigation or hearing, including, to the actual knowledge of the applicable party, any threat related to the foregoing, in each case that could result in a Judgment;

(mm)             “LLC Agreement” has the meaning set forth in section 7.2(h);

(nn)               “Loss” means any claim, loss, liability, damage, prosecution, fine, penalty, cost or expense (including reasonable costs, fees and expenses of legal counsel) of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;

(oo)               “Minerals” means gold, silver, copper, cobalt, lead, zinc, tin, and all other minerals, mineral products, mineral by-products, and mineral materials except:

(i)	oil, gas, coal, oil shale, and any and all hydrocarbons associated with any of them;

(ii)	fissionable minerals and materials;

(iii)	geothermal resources;

(iv)	sand, gravel, stone, and common variety rock; and

(v)	jade and jadeite;

(pp)               “NANA” means the NANA Regional Corporation, Inc., a corporation organized pursuant to the provisions of the Alaska Native Claims Settlement Act, 43 U.S.C § 1601 et seq. and the laws of the State of Alaska;

(qq)               “NANA Agreement” means the Exploration Agreement and Option to Lease between Contributor and NANA dated October 19, 2011, as amended by an Amending Agreement between Contributor and NANA dated May 10, 2012, as further amended by an Amending Agreement between Contributor and NANA dated February 13, 2013, as further amended by an Amending Agreement between Contributor and NANA dated January 13, 2015 and as further amended by an Amending Agreement between Contributor and NANA dated August 20, 2019;

(rr)                 “Non-Core Properties” means the Properties other than the Core Properties;

(ss)                 “NovaGold” means NovaGold Resources Inc. a British Columbia corporation;

(tt)                 “Option Agreement” means that certain Option Agreement dated April 10, 2017 among Trilogy, Contributor and South32 Pty, as subsequently assigned by South32 Pty to South32 pursuant to an Assignment and Assumption Agreement dated June 19, 2017, and as further amended by letter agreements dated January 29, 2019, November 30, 2018, January 23, 2019, February 5, 2019, August 20, 2019 and February 11, 2020, pursuant to which, among other things, South32 was granted the exclusive and irrevocable right and option to acquire from Company an undivided fifty percent (50%) right, title and ownership interest in Company;

(uu)               “Permitted Encumbrances” means, with respect to the Properties:

(i)	the Existing Royalty;

(ii)	all rights, and all restrictions and obligations arising under, the NANA Agreement;

(iii)	any Encumbrance given or granted by NANA prior to or after the Effective Date, including but not limited to any Encumbrance against, in or over those parts of the Lands owned or acquired by NANA in accordance to the NANA Agreement, but excluding any Encumbrance given or granted by NANA prior to the Effective Date against, in or over any part of the Arctic Deposit or the Bornite Deposit;

(iv)	the exceptions and reservations contained in the original grant of the mining claims described in Schedule 1.1(aa) Part A or contained in any other grant or disposition from the relevant Governmental Authority;

(v)	bona fide easements, rights of way, servitudes or other similar surface rights, including rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables, which are required to be granted by applicable Law or do not materially impair the use of the Property for the purposes for which it is held, which purposes include the exploration for Minerals and the development of a mining project within the Property;

(vi)	Surface Rights granted by Contributor in accordance with the Option Agreement;

(vii)	rights in the Properties which are reserved to or vested in any Governmental Authority by applicable Law;

(viii)	any mineral royalty due to any Governmental Authority, including but not limited to the three percent (3%) production royalty on net income due to the State of Alaska pursuant to Alaska Statute 38.05.212 and Alaska regulations 11 AAC 86.760-796;

(ix)	liens granted in the ordinary course of business to a public utility, municipality or Governmental Authority with respect to operations pertaining to any part of the Properties;

(x)	liens for taxes, charges, rates, duties, levies and assessments which relate to obligations not at the time due or delinquent;

(xi)	builder’s, mechanic’s, materialmen’s and similar liens in respect of services rendered or goods supplied and undetermined or inchoate liens and charges incidental to current construction or current operation or which relate to obligations not at the time due or delinquent;

(xii)	any defect or irregularity in title to any part of the Properties, which defect or irregularity is of a minor nature and in the aggregate with all other defects and irregularities in the title of such Properties does not materially impair the use of the Properties for the purposes for which it is held which purposes include the exploration for minerals and the development of a mining project within the Properties; and

(xiii)	any Encumbrance expressly created by or arising from the Option Agreement;

(vv)               “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, joint-share company, trust, estate, unincorporated organization, labor union, Governmental Authority or other entity;

(ww)              “Properties” means the Ambler Lands, the Bornite Lands and the ANCSA Lands;

(xx)                “Property” has the meaning given in the Option Agreement;

(yy)              “Reclamation” means the reclamation, restoration or closure of any facility, land or property utilized in any exploration, mining or processing operation required by any applicable Law or Governmental Permit;

(zz)               “Regulated Substances” means all pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances that are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or applicable Law, or the presence or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or applicable Law, including but not limited to:

(i)	any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant that poses a hazard or potential hazard to the environment or Persons;

(ii)	asbestos or any asbestos-containing material of any kind or character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;

(iii)	any materials or substances designated as a “hazardous waste,” “hazardous substance,” “toxic pollutant” or “contaminant” under any Environmental Law; and

(iv)	any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous;

(aaa)              “Royalty Agreement” means the Net Smelter Returns Royalty Agreement, dated effective January 7, 2010, between Kennecott Exploration Company and Kennecott Arctic Company (in the first part) and NovaGold Resources Inc. and Contributor (in the second part), as assigned by Kennecott Exploration Company and Kennecott Royalty Company (formerly Kennecott Arctic Company) to MF2, LLC pursuant to a royalty assignment and assumption agreement dated December 28, 2012;

(bbb)             “Rules” has the meaning set forth in Section 9.3(a);

(ccc)              “Site Disturbance Work” means exploration, development or mining activities, such as drilling, that result in a physical disturbance on, in or under the Properties;

(ddd)             “Software” means computer programs or data in computerized form, whether in object code, source code or other form;

(eee)              “South32” means South32 USA Exploration Inc., a Delaware corporation;

(fff)               “South32 Pty” means South32 Group Operations Pty Ltd;

(ggg)             “Staked Claims” means the State of Alaska mineral claims held by Contributor, as more particularly described in Schedule 1.1(ww) – Part G;

(hhh)              “State Claims” means the State of Alaska mineral claims held by Contributor, as more particularly described in Schedule 1.1(ww) – Parts A and G, and Exhibit A of the Lease Agreement, and excluding any patented mining claims;

(iii)                “Sunshine Deposit” means the part of the Property to the west of the Arctic Deposit that as at the Effective Date consists of the volcanogenic massive sulfide deposit commonly referred to as Sunshine, as more particularly described in Schedule 1.1(ww) – Part F;

(jjj)                “Surface Rights” has the meaning given in the Option Agreement;

(kkk)              “Taxes” means all levies, charges and assessments of any kind or nature imposed by any Governmental Authority under any applicable Tax Legislation, including but not limited to all income, sales, use, ad valoreum, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto;

(lll)         “Tax Legislation” means, collectively, the IRC and all federal, state, provincial, territorial, municipal, foreign or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders and decrees of any jurisdiction;

(mmm)   “TPS Agreement” means the Termination and Purchase and Sale Agreement, dated December 18, 2009, between Kennecott Exploration Company and Kennecott Arctic Company (in the first part) and NovaGold and the Contributor (in the second part);

(nnn)        “Trilogy” means Trilogy Metals Inc., a British Columbia corporation; and

(ooo)        “$” means United States dollars.

1.2	Number and Other Terms

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, “or” is not exclusive, “including” is not limiting, whether or not non-limiting language (such as “without limitation” and “including but not limited to”) is used with reference thereto, and a grammatical variation of a defined term shall have a corresponding meaning.

1.3	Headings

The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	Statutes

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto and in force from time to time, and to any statute or regulations that may be passed that supplement or supersede such statute or such regulations.

1.5	No Strict Construction

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any party to this Agreement.

1.6	Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event that began the period and to end at 5:00 p.m. (Alaska Standard Time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Alaska Time) on the first succeeding Business Day.

1.7	Performance on Holidays

If any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day that is not a Business Day, such act shall be performed on the first succeeding Business Day.

1.8	Exhibits and Schedules

The following Exhibits and Schedules are attached to and form part of this Agreement:

Exhibit A	–	Release and Waiver
Exhibit B	–	Quitclaim Deed
Exhibit C	–	Bill of Sale
Exhibit D	–	Assignment and Assumption Agreement
Exhibit E	–	Mining Lease and Option to Purchase Agreement
Schedule 1.1(z)	–	Excluded Assets
Schedule 1.1(ww)	–	Properties
Schedule 2.1(e)	–	Personal Property
Schedule 2.1(f)	–	Material Contracts
Schedule 2.1(h)	–	Governmental Permits
Schedule 3.1(c)	–	Consents and Approvals

1.9	Accounting Terms

Except where otherwise expressly provided, any accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

1.10	References to Whole Agreement

Except where otherwise expressly provided, the words “herein,” “hereof,” “hereby” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph or other subdivision or Exhibit or Schedule.

2.	CONTRIBUTION

2.1	Contribution

Upon the terms and subject to the conditions of this Agreement, Contributor agrees to contribute, assign and transfer to Company and Company agrees to acquire and accept from Contributor, whatever right, title or interest Contributor may have, in or to the Contributor Assets which, for certainty, includes:

(a)	the mining claims and fee simple title property described in Schedule 1.1(ww) – Part A, together with all buildings, fixtures and improvements thereon and all privileges, rights and easements, if any, appurtenant thereto;

(b)	the mining claims described in Schedule 1.1(ww) – Part G;

(c)	all drill core and samples from the Properties;

(d)	the Books and Records;

(e)	the machinery, equipment, tools, vehicles, computers, office furniture and other personal property used in connection with the exploration and possible development of the Properties, including those described in Schedule 2.1(e), together with any express or implied warranty by the manufacturers or Contributors of any item or component part thereof, all maintenance records and other documents relating to these items and all rights of return, rebate rights, over-payment recovery rights and any other rights of Contributor relating to these items;

(f)	the Contracts entered into by Contributor in connection with the exploration and possible development of the Properties, including those described in Schedule 2.1(f);

(g)	all business opportunities of Contributor in connection with the exploration and possible development of the Properties, including Contributor’s business opportunities under the NANA Agreement; and

(h)	the Governmental Permits entered into or obtained by Contributor in connection with the exploration and possible development of the Properties, including those described in Schedule 2.1(h), free and clear of any Encumbrances and Liabilities, except Permitted Encumbrances and Assumed Obligations.

Provided and excepting that, with respect to the State Claims, the Contributor’s obligations as set forth above in this Section 2.1 shall be satisfied by the execution and entering into of the Lease Agreement in the format set out in Exhibit E by the Contributor.

2.2	Exchange

In exchange for the contribution of the Contributor Assets and the assumption of the Assumed Obligations by Company, Company shall deliver to Contributor 1,000,000 units representing 50% of the membership interests in the Company in accordance with Section 7.3(d), at the Closing.

2.3	Assumed Obligations

From and after the Closing:

(a)	Company shall assume, pay, discharge and perform, and be responsible for, the Assumed Obligations pursuant to and in accordance with Section 5.1; and

(b)	Contributor shall retain, pay, discharge and perform, and be responsible for, all Liabilities save and except for the Assumed Obligations.

2.4	Transfer Taxes

Company shall be responsible for and shall pay when due any Taxes (other than income or capital gains taxes assessed against Contributor) and any registration fees payable in respect of the contribution and transfer of the Contributor Assets to Company. Any sales or use Taxes payable in respect thereof shall be paid by Company directly to the applicable Governmental Authority.

3.	CONTRIBUTOR’S REPRESENTATIONS AND WARRANTIES

3.1	Contributor’s Representations and Warranties

Contributor hereby represents and warrants to Company, and acknowledges that Company is relying upon such representations and warranties, that:

(a)	Contributor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of Alaska. Contributor has all requisite power, capacity and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and other Assets now owned, leased and operated by it. Contributor has all requisite power, capacity and authority to enter into and carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement.

(b)	The execution, delivery and performance of this Agreement and the consummation of the transactions by Contributor contemplated by this Agreement have been duly authorized by all necessary action on the part of Contributor. This Agreement has been duly executed and delivered by Contributor and constitutes a legal, valid and binding obligation of Contributor enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, fraudulent conveyance and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)	The execution, delivery and performance by Contributor of this Agreement do not and will not:

(i)	conflict with or violate any provision of the organizational documents of Contributor;

(ii)	violate any applicable Law, except for such violations that would not prohibit or materially impair Contributor’s ability to perform its obligations under this Agreement;

(iii)	conflict with, violate, result in a breach of, constitute a default under or permit the acceleration of performance required by any Contract to which Contributor is a party; or

(iv)	require any consent, approval or authorization of any Governmental Authority or other Person,

(v)	except in the case of (iii) and (iv) above for the consents, approvals or authorizations (A) listed in Schedule 3.1(c) or (B) the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the Contributor Assets taken as a whole.

(d)	There is no Litigation to which Contributor is a party relating to the Contributor Assets.

(e)	Contributor has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

(f)	Contributor represents and warrants to Company that the Contributor is acquiring the membership interests hereunder as principal for its own account and not for the benefit of any other person. Contributor is aware that the membership interests have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state and that the membership interests may not be offered or sold, directly or indirectly, in the United States without registration under the U.S. Securities Act or compliance with the requirements of an exemption from registration and acknowledges the membership interests will bear a legend to such effect. Contributor undertakes and agrees that it will not offer or sell the membership interests in the United States unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, or an exemption from such registration requirement is available.

3.2	No Other Representations or Warranties

Except for the representations and warranties of Contributor expressly set forth in this Section 3, neither Contributor nor any other Person makes any other express or implied representation or warranty herein on behalf of Contributor or otherwise to Company in respect of the Contributor Assets.

4.	COMPANY’S REPRESENTATIONS AND WARRANTIES

4.1	Company’s Representations and Warranties

Company hereby represents and warrants to Contributor, and acknowledges that Contributor is relying upon such representations and warranties, that:

(a)	Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of Alaska. Company has all requisite power, capacity and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and assets now owned, leased and operated by it. Company has all requisite power, capacity and authority to enter into and carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement.

(b)	The execution, delivery and performance of this Agreement and the consummation of the transactions by Company contemplated by this Agreement have been duly authorized by all necessary action on the part of Company. This Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, fraudulent conveyance and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(c)	The execution, delivery and performance by Company of this Agreement do not and will not:

(i)	conflict with or violate any provision of the organizational documents of Company;

(ii)	violate any applicable Law, except for such violations that would not prohibit or materially impair Company’s ability to perform its obligations under this Agreement;

(iii)	conflict with, violate, result in a breach of, constitute a default under or permit the acceleration of performance required by any Contract to which Company is a party; or

(iv)	require any consent, approval or authorization of any Governmental Authority or other Person.

(d)	There is no Litigation to which Company is a party.

(e)	Company has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

(f)	Company has not become bound by any pre-formation agreement or, since the date of its formation, engaged in any activity, entered into or carried out any transaction or entered into any Contract, except as contemplated by this Agreement or in anticipation of or connection with the ownership or operation of the Contributor Assets.

4.2	No Other Representations or Warranties

Except for the representations and warranties of Company expressly set forth in this Section 4, neither Company nor any other Person makes any other express or implied representation or warranty herein on behalf of Company.

5.	COVENANTS

5.1	Assumption of Obligations

(a)	From and after the Closing, Company shall only assume, pay, discharge and perform:

(i)	any and all Environmental Liabilities in respect of the Core Properties which first accrue, arise or exist after the Closing;

(ii)	any Liabilities which first accrue, arise or exist after the Closing;

(iii)	any Liabilities (including Environmental Liabilities) in respect of the Non-Core Properties which accrue, arise or exist before, on or after the Closing as long as Trilogy and Contributor were not aware of such Liabilities prior to or on the Closing;

(iv)	any and all Environmental Liabilities in respect of the Non-Core Properties of which Trilogy and Contributor were aware prior to the Closing if and only if such Environmental Liabilities were expressly disclosed by Trilogy or Contributor prior to the Effective Date to South32, or Trilogy and Contributor first became aware of such Environmental Liabilities after the Effective Date but before the Closing and immediately upon becoming so aware expressly disclosed such Environmental Liabilities to South32;

(v)	any Liabilities (including Environmental Liabilities in respect of the Properties) which first accrue, arise or exist after the Effective Date solely as a result of a change of applicable Law;

(vi)	any and all Liabilities (including Environmental Liabilities) in respect of the Staked Claims, regardless of when such Liabilities first accrue, arise or exist;

(vii)	Permitted Encumbrances and any obligations arising therefrom;

(viii)	the obligations to pay the royalties payable under the Royalty Agreement;

(ix)	any and all royalty obligations associated with the Properties arising subsequent to the Closing; and

(x)	subject to Section 5.1(b), any and all other obligations, arising under any Contract or Governmental Permit, associated with or pertaining to the Contributor Assets, whether the same accrue, arise or exist before, on or after the Closing, pursuant to the Contracts listed in Schedule 2.1(f) and the Governmental Permits listed in Schedule 2.1(h),

(collectively, the “Assumed Obligations”). Company acknowledges and agrees that from and after the Closing, Contributor shall have no obligation or liability to Company whatsoever for, and Company will take no action against Contributor based on or in respect of, any Assumed Obligations whether in tort, contract or otherwise. Except for the Assumed Obligations, Contributor acknowledges and agrees that from and after the Closing, Company shall have no obligation or liability to Contributor whatsoever for, and Contributor will take no action against Company based on or in respect of, any Liabilities whether in tort, contract or otherwise. The parties agree that any indebtedness owing by Contributor to its sole shareholder as of the Closing Time, except as may be owing pursuant to the Services Agreement, shall not be included in the Assumed Obligations. For greater certainty, the parties agree that the TPS Agreement is not included in the Assumed Obligations.

(b)	Notwithstanding Section 5.1(a)(x), Company shall not be responsible for or be required to assume, pay, discharge or perform any Liabilities arising under or pursuant to any Contract (including pursuant to any indemnity under any Contract) to the extent that such Liabilities arise out or as a result of a breach or failure to perform any warranty, term, condition or covenant of any Contract by Trilogy, NovaGold, Contributor or any of their respective Affiliates.

5.2	Indemnities

(a)	From and after the Closing, Company indemnifies and shall keep indemnified and save Contributor harmless from and against all Losses suffered or incurred by the Contributor as a result of or arising directly or indirectly from, out of, with respect to or in connection with the Assumed Obligations; and

(b)	From and after the Closing, Contributor indemnifies and shall keep indemnified and save Company harmless from and against all Losses suffered or incurred by the Company as a result of or arising directly or indirectly from, out of, with respect to or in connection with any Liabilities, other than the Assumed Obligations.

5.3	Consents and Approvals

Contributor shall use all commercially reasonable efforts to obtain, prior to the Closing, all consents and approvals, in form and substance satisfactory to Company, acting reasonably, necessary to permit the transfer of the Contributor Assets to Company pursuant to this Agreement, including those listed in Schedule 3.1(c). Company shall cooperate with Contributor and use all commercially reasonable efforts (including with respect to the provision of information) where required or desirable to assist Contributor in performing its obligations under this Section 5.2.

5.4	Consents Not Received by the Closing

If a consent or approval of a third party, whether private or governmental, required to permit the transfer or assignment to Company of any part of the Contributor Assets is not received on or before the Closing, and if, notwithstanding such non-receipt, Contributor and Company by express agreement proceed to complete the contribution of the Contributor Assets contemplated by this Agreement, the transfer or assignment of such part of the Contributor Assets in respect of which the required consent or approval has not been received on or before the Closing will not be effective in each case until the applicable consent or approval has been received, and Contributor will continue to hold such interest following the Closing in trust for the exclusive benefit and use of Company. Contributor shall, at the sole cost of Company, take or cause to be taken such action in its name or otherwise as Company may require so as to provide Company with the benefit and use of such part of the Contributor Assets in respect of which the required consent or approval has not been received on or before the Closing. Contributor shall use all commercially reasonable efforts to obtain, after the Closing, any such consents and approvals, in form and substance satisfactory to Company, acting reasonably, not obtained prior to the Closing. Except as set forth in the preceding sentence, Contributor shall have no further obligation to obtain the consents and approvals not obtained prior to Closing, and Company waives any claims with respect thereto. Company shall reimburse (without mark up or margin) Contributor for all third party costs incurred by Contributor arising out of Contributor’s performance of its obligations under this Section 5.4.

5.5	Recordations and Filings

As soon as practicable following the Closing, Contributor shall, subject to Section 2.4, complete all recording of instruments and associated filings with Governmental Authorities required for consummation of the transactions contemplated by this Agreement and provide the original recorded instruments and copies of such filings to Company.

5.6	Consummation of Transactions

Upon the terms and subject to the conditions of this Agreement, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all such actions or do, or cause to be done, all other things necessary to carry out its obligations hereunder and consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including obtaining all waivers, authorizations, permits, consents and approvals and effecting all registrations, filings and notices with or to Persons that are necessary in connection with the transactions contemplated by this Agreement; provided, however, that this Section 5.6 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party, to make any payment to any third party, whether private or governmental, or to expend any funds or incur any economic burden in connection with obtaining the consent of any third party, whether private or governmental, except as required by applicable Law or as otherwise provided for in this Agreement.

6.	CONDITIONS PRECEDENT

6.1	Conditions of Company

The obligation of Company to complete the transactions contemplated by this Agreement is subject to the following conditions for the exclusive benefit of Company, to be fulfilled or performed at or prior to the Closing:

(a)	the representations and warranties of Contributor contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b)	all of the covenants and obligations of this Agreement to be complied with or performed by Contributor at or before the Closing shall have been duly complied with or performed;

(c)	no Judgment shall have been made by and no third-party Litigation will be pending or threatened by any Person before any court or other Governmental Authority to restrain or prohibit the completion of the transactions contemplated by this Agreement or to materially modify the transactions contemplated by this Agreement;

(d)	Contributor shall have delivered to Company the consents and approvals listed in Schedule 3.1(c); and

(e)	Contributor shall have executed and delivered or caused to be delivered to Company the documents listed in Section 7.2.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, Company may terminate this Agreement, in which event, Company will be released from all obligations under this Agreement, and Contributor will also be so released unless Contributor was reasonably capable of causing such condition or conditions to be fulfilled or unless Contributor has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of Company only and accordingly Company will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.2	Conditions of Contributor

The obligation of Contributor to complete the transactions contemplated by this Agreement is subject to the following conditions for the exclusive benefit of Contributor, to be fulfilled or performed at or prior to the Closing:

(a)	the representations and warranties of Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b)	all of the covenants and obligations of this Agreement to be complied with or performed by Company at or before the Closing shall have been duly complied with or performed;

(c)	no Judgment shall have been made by and no third-party Litigation shall be pending or threatened by any Person before any court or other Governmental Authority to restrain or prohibit the completion of the transactions contemplated by this Agreement or to materially modify the transactions contemplated by this Agreement; and

(d)	Company shall have executed and delivered or caused to be delivered to Contributor the documents listed in Section 7.3.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, Contributor may terminate this Agreement, in which event, Contributor will be released from all obligations under this Agreement, and Company will also be so released unless Company was reasonably capable of causing such condition or conditions to be fulfilled or unless Company has breached any of its covenants or obligations in or under this Agreement. The foregoing conditions are for the benefit of Contributor only and accordingly Contributor will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

7.	CLOSING

7.1	Closing; Time and Place

The Closing shall take place in the offices of Dorsey & Whitney LLP, 1031 West Fourth Avenue, Suite 600, Anchorage, Alaska, or at such other place as the parties agree in writing, at the Closing Time on the Closing Date.

7.2	Contributor’s Closing Documents

At the Closing Time, Contributor shall deliver the following to Company, in each case, in form and content satisfactory to Company, acting reasonably:

(a)	a certificate of Contributor dated the Closing Date, executed by an authorized officer of Contributor, certifying that:

(i)	the representations and warranties made by Contributor in this Agreement are true and correct as of the Closing; and

(ii)	all covenants and obligations to be observed or performed by Contributor at or before the Closing pursuant to the terms of this Agreement have been duly observed and performed;

(b)	a certified copy of the resolution of the board of directors of Contributor approving the completion of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Contributor pursuant hereto;

(c)	certificates of status, compliance, good standing or like certificates with respect to Contributor issued by the State of Delaware and the State of Alaska;

(d)	a quitclaim deed, duly executed by Contributor, substantially in the form set forth in Exhibit B;

(e)	a bill of sale, duly executed by Contributor, substantially in the form set forth in Exhibit C;

(f)	an assignment and assumption agreement, duly executed by Contributor, substantially in the form set forth in Exhibit D;

(g)	appropriate instruments of transfer for the Contributor Assets subject to certificate of title, duly executed by Contributor;

(h)	in respect of the State Claims, the Lease Agreement, duly executed by Contributor;

(i)	the Amended and Restated Limited Liability Company Agreement of the Company, dated February 11, 2020 (the “LLC Agreement”), duly executed by Contributor; and

(j)	such other deeds, bills of sale, conveyances, transfers, assignments, instruments and other documents that are reasonably necessary to transfer the Contributor Assets to Company and for Company to assume the Assumed Obligations, as contemplated by this Agreement, duly executed by Contributor.

7.3	Company’s Closing Documents

At the Closing Time, Company shall deliver the following to Contributor, in each case, in form and content satisfactory to Contributor, acting reasonably:

(a)	a certificate of Company dated the Closing Date, executed by an authorized officer of Company, certifying that:

(i)	the representations and warranties made by Company in this Agreement are true and correct as of the Closing; and

(ii)	all covenants and obligations to be observed or performed by Company at or before the Closing pursuant to the terms of this Agreement have been duly observed and performed;

(b)	a certified copy of the resolution of the board of Company approving the completion of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Company pursuant hereto;

(c)	certificates of status, compliance, good standing or like certificates with respect to Company issued by the State of Delaware and the State of Alaska;

(d)	membership interests representing a 50% interest in Company registered in the name of the Contributor (the other 50% being issued simultaneously to South32 pursuant to the closing of the exercise of the option granted pursuant to the Option Agreement);

(e)	a release and waiver, duly executed by Company, substantially in the form set forth in Exhibit A;

(f)	a bill of sale, duly executed by Company, substantially in the form set forth in Exhibit C;

(g)	an assignment and assumption agreement, duly executed by Company, substantially in the form set forth in Exhibit D;

(h)	in respect of the State Claims, the Lease Agreement, duly executed by Company;

(i)	the LLC Agreement, duly executed by Company; and

(j)	such other deeds, bills of sale, conveyances, transfers, assignments, instruments and other documents that are reasonably necessary to transfer the Contributor Assets to Company and for Company to assume the Assumed Obligations, as contemplated by this Agreement, duly executed by Company.

7.4	Concurrent Delivery

It shall be a condition of the Closing that all matters of the issuance of the membership interests and the execution and delivery of documents by any party to the other that are required pursuant to the terms of this Agreement to be delivered at the Closing Time shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been issued, executed and delivered, as the case may be.

8.             Guarantee of trilogy

8.1	Acknowledgements of Trilogy

Trilogy acknowledges and agrees that:

(a)	the Guarantor is an Affiliate of Contributor;

(b)	in view of its business relations with Contributor:

(i)	the Guarantor and Contributor are mutually dependent on each other in the conduct of their respective businesses and do business together as an integrated business enterprise;

(ii)	the entering into and performance by Contributor of its obligations under this Agreement and the guarantee granted by the Guarantor in this Agreement are in the interests and to the advantage of the Guarantor; and

(iii)	the Guarantor will derive significant commercial benefit from these arrangements;

(c)	the Guarantor enters into this Agreement for valuable consideration received from Company, which includes Company entering into this Agreement with Contributor; and

(d)	it has been given a copy of this Agreement and has had a full opportunity to consider its provisions before entering into this Agreement.

8.2	Guarantee

(a)	Subject to Section 8.3, the Guarantor absolutely, unconditionally and irrevocably guarantees to Company the due and punctual performance by Contributor of the Guaranteed Obligations. If the Guaranteed Obligations are not performed when due, then the Guarantor shall, within two (2) Business Days of receiving a written demand from Company in accordance with Section 8.3(a), perform the Guaranteed Obligations in the same manner as the Guaranteed Obligations were required to be performed by Contributor.

(b)	Subject to Section 8.3, the guarantee in this Agreement is in no way conditioned upon any requirement:

(i)	that Company has first made demand upon Contributor under, and in accordance with the terms of, this Agreement in respect of a Guaranteed Obligation; or

(ii)	that Company first attempt to enforce any of the Guaranteed Obligations against Contributor, any other guarantor of the Guaranteed Obligations or any other person or entity or resort to any other means of obtaining performance of any of the Guaranteed Obligations.

(c)	The guarantee in this Agreement is a continuing obligation and is not discharged or prejudicially affected by any intervening payment, settlement or other thing, but remains in full force until:

(i)	a final release is given by Company; or

(ii)	Contributor has performed all of the Guaranteed Obligations; or

(iii)	the Guarantor has performed all of the Guaranteed Obligations,

whichever is the earlier.

8.3	Restrictions on Claims

(a)	This Agreement may not be enforced against the Guarantor and no demand may be made by Company against the Guarantor in respect of a Guaranteed Obligation under Section 8.2 until Company has given a demand under this Section 8.3(a) to the Guarantor, which shall:

(i)	be in writing and state that it is made under this Section 8.3(a);

(ii)	state and provide details of the Guaranteed Obligation for which it is demanding performance;

(iii)	be duly signed by, or by a duly authorized officer or representative of, Company; and

(iv)	be served in accordance with Section 10.1.

(b)	Notwithstanding any other provision of this Agreement:

(i)	the obligations and liability of the Guarantor under Section 8.2 will in no circumstances be any greater than, or be different from, the obligations and liability of Contributor in respect of the Guaranteed Obligations; and

(ii)	the Guarantor may avail itself of any defense, set-off, counterclaim, limitation or exclusion of liability available to Contributor under this Agreement in respect of the Guaranteed Obligations.

8.4	Several Obligations

The obligations of the Guarantor under this Agreement are several from those of Contributor or any other person or entity, including any other guarantor or surety for Contributor, and subject to Section 8.3(b), are primary payment obligations in respect of which Guarantor is the principal obligor.

8.5	Reinstatement of Rights

(a)	The Guarantor’s liability is not discharged by a payment to Company which is later avoided by applicable law. If that happens, then Company, Contributor and the Guarantor shall be restored to their respective rights and obligations as if the payment had not been made.

(b)	Without limiting Section 8.5(a), under any applicable laws relating to insolvency or bankruptcy, a person may claim that a transaction (including a payment) in connection with this Agreement or the Guaranteed Obligations is void or voidable. If such a claim is made and upheld, conceded or compromised, then:

(i)	Company is immediately entitled as against the Guarantor to the rights in respect of the Guaranteed Obligations to which it was entitled immediately before the affected transaction; and

(ii)	on request from Company, the Guarantor shall do anything (including signing any document) to restore to Company any rights or interest held by Company from the Guarantor immediately before the transaction.

(c)	If a liquidator, trustee in bankruptcy or other person exercising similar functions disclaims this Agreement, then the Guarantor shall continue to be liable to perform the Guaranteed Obligations as if this Agreement had not been disclaimed.

8.6	No Release

The Guarantor guarantees that the Guaranteed Obligations will be performed and the Guaranteed Money will be paid in accordance with the terms of this Agreement. The obligations of the Guarantor under this Agreement will in no way be released, affected or impaired by reason, and Guarantor waives its right to prior or other notice, of the happening from time to time of any of the following:

(a)	any lack of or limitation on the status or power of any of Contributor or the Guarantor;

(b)	the modification or amendment in any manner (whether or not material) of this Agreement or any of the Guaranteed Obligations;

(c)	the granting of time, forbearance, waiver, indulgence or other concession by Company to Contributor or the Guarantor including any extension (whether or not material) of the time for performance of all or any portion of the Guaranteed Obligations;

(d)	any delay, forbearance, lack of diligence or failure by Company or any other person or entity to enforce, assert or exercise any right, privilege, power or remedy conferred on Company or any other person or entity under this Agreement or at law, or any action on the part of Company or such other person granting indulgence or extension of any kind;

(e)	any laches, acquiescence or other act, neglect, default, omission or mistake by Contributor;

(f)	a variation, novation, renewal or assignment of this Agreement by Company in accordance with the terms of this Agreement;

(g)	any failure by Company to disclose to any person (including Contributor or the Guarantor) any fact, circumstance or event relating to this Agreement at any time;

(h)	the default, insolvency, liquidation, external administration or any other financial difficulty of Contributor or the Guarantor or a person becoming a trustee or receiver of Contributor’s or the Guarantor’s property or Contributor or Guarantor having communications with its creditors with a view to entering into any form of compromise, arrangement or moratorium of any debts whether formal or informal;

(i)	a change of status, composition, structure or name of Contributor or the Guarantor, including by reason of bankruptcy, liquidation, insolvency, amalgamation, merger, dissolution, consolidation or reorganization;

(j)	the rescission, repudiation or other termination of any agreement between Company and Contributor relating to this Agreement, or the acceptance of any rescission, repudiation or termination by Company;

(k)	a disposal or novation of Company’s rights in relation to this Agreement;

(l)	the failure by any person to execute and deliver this Agreement or any other proposed agreement between Company and Contributor;

(m)	the fact that this Agreement (or any other document or instrument relating to this Agreement) is wholly or partially void, voidable or unenforceable or Company being otherwise estopped from requiring Contributor to comply with Contributor’s obligations under this Agreement or any other agreement between Company and Contributor;

(n)	the exercise or purported exercise by Company of its rights under this Agreement; and

(o)	any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, in respect of the Guaranteed Obligations, this Agreement or any documents relating to this Agreement (other than performance or any such circumstances which would provide a right, counterclaim or defense to Contributor as contemplated by Section 8.3(b)).

8.7	No Subrogation

Until all of the Guaranteed Obligations have been irrevocably paid in full, the Guarantor will not by virtue of this Agreement be subrogated to any rights of Company or claim in competition with Company against Contributor or any assets or undertaking of Contributor in connection with any matter relating to or arising from the Guaranteed Obligations or this Agreement.

8.8	Assignment

The Guarantor shall not assign or otherwise deal (either directly or indirectly) with this Agreement or any interest created by this Agreement without the prior written consent of Company.

9.	Disputes AND ARBITRATION

9.1	Disputes

If there is any Dispute between the parties concerning or arising out of or in relation to this Agreement, whether before or after the expiration of this Agreement (including any Dispute as to whether any issue or matter is arbitral), then a party may give to each other party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this Section 9. All Disputes shall be resolved solely in accordance with this Section 9.

9.2	Dispute Representatives to seek Resolution

If the Dispute is not resolved within ten (10) Business Days after a Dispute Notice is given by a party to each other party, each party shall nominate one (1) representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who shall negotiate in good faith using their respective commercially reasonable efforts to attain a resolution of the Dispute. If the Dispute is not resolved within ten (10) Business Days of the Dispute being referred to the respective Dispute Representatives, then any party may submit the Dispute to arbitration in accordance with Section 9.3.

9.3	Arbitration

(a)	Any Dispute which has not been resolved under Section 9.2 shall be referred to and finally resolved by arbitration under the then current domestic commercial arbitration rules of the BCICAC (“Rules”).

(b)	The parties agree that:

(i)	the seat, or legal place of arbitration, will be Vancouver, British Columbia. The language used in the arbitral proceedings will be English;

(ii)	all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(iii)	subject to Section 9.3(b)(iv), any Dispute will be heard by a single arbitrator and the parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the parties are unable to so agree within twenty (20) Business Days of the first attempt by the parties to select the arbitrator, then the arbitrator will be selected and appointed by the BCICAC;

(iv)	if any party’s claim or counterclaim equals or exceeds five million dollars ($5,000,000), exclusive of interest or legal fees, then the Dispute shall be heard and determined by three (3) arbitrators and in the event that three (3) arbitrators will hear the Dispute, each party shall, within twenty (20) Business Days after commencement of the arbitration, select one (1) person to act as arbitrator. The two (2) arbitrators so selected shall, within ten (10) Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(v)	if a party fails to appoint an arbitrator as required under Section 9.3(b)(iv), or if the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator within ten (10) Business Days of their appointment, then that arbitrator will be selected and appointed by the BCICAC;

(vi)	the arbitrator (or each of them as the case may be) shall be independent of the parties, a senior qualified and practising lawyer in Canada with expertise in the subject matter of the Dispute;

(vii)	if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the BCICAC may declare a vacancy on the panel and the vacancy shall be filled by the method by which that arbitrator was originally appointed;

(viii)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;

(ix)	arbitration will be the sole and exclusive forum for resolution of a Dispute and any award or determination of the arbitral panel will be final and binding upon the parties in respect of all matters relating to the arbitration, the procedure, the conduct of the parties during the proceedings and the final determination of the issues in the arbitration; and

(x)	there will be no appeal from any award or determination of the arbitral panel to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.

(c)	If for any reason the BCICAC cannot or does not make the appointment or appointments required under the Rules or this Section 9, any party may apply to the Supreme Court of British Columbia to appoint the arbitrator or arbitrators, as the case may be.

(d)	No arbitration proceeding may be commenced under this Section 9 unless commenced within the time period permitted for actions by the applicable statute of limitations.

(e)	All papers, notices or process pertaining to an arbitration under this Agreement may be served on a party in accordance with Section 10.1.

(f)	The parties shall treat as confidential information, in accordance with the provisions of Section 10.5, the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration; contemporaneous or historical documents exchanged or produced for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, a party may disclose such confidential information in judicial proceedings to enforce an award or ruling and as permitted under this Section 9.

9.4	Inconsistency between Rules and Agreement

If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement will prevail.

9.5	Effect of Arbitration

Nothing in this Section 9 will prejudice the right of a party to institute legal proceedings to seek urgent interlocutory or declaratory relief. Subject to the foregoing, the arbitration shall be the sole and exclusive forum for resolution of a Dispute and the award shall be final and binding.

9.6	Enforcement

The award rendered by an arbitral panel may be enforced by an order or judgment of any court having jurisdiction or an application may be made to such court for acceptance of the award and an order of enforcement, as the case may be.

9.7	Performance of Obligations During Dispute

During the existence of any Dispute, the parties shall continue to perform all of their obligations under this Agreement which are not the subject of the Dispute without prejudice to their position in respect of such Dispute, unless the parties otherwise agree.

9.8	Consolidation of Arbitration

If a party is or becomes involved in any arbitration proceeding with another party and with any Affiliate of another party, all such arbitrations may at such party’s discretion be consolidated or joined with the other arbitration or arbitrations such that all Disputes between the parties and any Affiliates of the parties, are resolved by a single arbitral panel.

10.	GENERAL

10.1	Notices

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed if sent by first class mail (return receipt requested) or (iv) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Notices, demands and communications to any Person will, unless another address is specified in writing, be sent to the address indicated below:

(a)	to Company at:

Ambler Metals LLC

1941 Sanduri Avenue,

Fairbanks, AK 99701

Attention:             Elaine Sanders

Facsimile:             (604) 638-0644

Email:                   elaine.sanders@trilogymetals.com

With a copy to:

South32 USA Exploration Inc.

108 St Georges Terrace

Perth, Western Australia

Attention:             Mike Falconer

Email:                  Michael.Falconer@south32.net

(b)	to Contributor at:

NovaCopper US Inc.

c/o Trilogy Metals Inc.

1150 - 609 Granville Street

Vancouver, BC V7Y 1G5 Canada

Attention:             Elaine Sanders,Treasurer and Secretary

Facsimile:            (604) 638-0644

Email:                   elaine.sanders@trilogymetals.com

(c)	to Guarantor at:

Trilogy Metals Inc.
1150 - 609 Granville Street
Vancouver, BC V7Y 1G5 Canada

Attention:             Elaine Sanders, Chief Financial Officer
Facsimile:            (604) 638-0644

Email:                  elaine.sanders@trilogymetals.com

10.2	Further Assurances

Each party shall execute and deliver such further documents and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date to carry out the full intent and meaning of this Agreement.

10.3	Time of the Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.4	Expenses

Except as specifically provided in this Agreement, Contributor and Company shall bear all of their own expenses incurred in connection with the transactions contemplated by this Agreement, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

10.5	Confidentiality and Announcements

Except as required by applicable Law or Governmental Authorities or as may be required in order to obtain the consents contemplated by this Agreement, no announcements or disclosures concerning the transactions contemplated by this Agreement may be made by any party, its employees, agents or representatives unless previously approved by both Contributor and Company in writing. The parties shall consult with each other regarding any disclosure required by applicable Law or Governmental Authorities.

10.6	Assignment

No party may assign its interest in this Agreement without the written consent of the other party hereto, which consent will not be unreasonably withheld, conditioned or delayed, except that either party may assign its interest in this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

10.7	Governing Law

(a)	Except for matters of title to the Properties, including without limitation leasehold and fee title, or their assignment or transfer, which will be governed by the law of their situs, this Agreement is solely governed by the law in force in British Columbia and the laws of Canada applicable in British Columbia without giving effect to the conflict of laws principles in British Columbia and without reference to the laws of any other jurisdiction.

(b)	Subject to Section 9, each party:

(i)	irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with this Agreement, subject to the right to enforce a judgement obtained in any of those courts in any other jurisdiction; and

(ii)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on any basis including that the process has been brought in an inconvenient forum.

10.8	Violation of Law of another Jurisdiction

If this Agreement is intended to be performed in more than one jurisdiction, and its performance would be a violation of the applicable law of a jurisdiction where it is intended to be performed, then this Agreement is binding in those jurisdictions in which it is valid and the parties will use their reasonable efforts to re-negotiate and amend this Agreement so that its performance does not involve a violation of the applicable law of the jurisdiction where its performance would be a violation.

10.9	Entire Agreement

This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements, representations, correspondence (in any format whatsoever) or discussions by or between the parties, written or oral, that may have related to the subject matter hereof in any way.

10.10	Severability

Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

10.11	Amendment and Waiver

(a)	Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.12	Third-Party Beneficiaries

Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

10.13	Counterparts

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed effective as of the day, month and year first written above.

CONTRIBUTOR:
NOVACOPPER US INC.

By:	/s/ Elaine Sanders
Name: Elaine Sanders
Title: Secretary and Treasurer

COMPANY:
AMBLER METALS LLC

By:	/s/ Elaine Sanders
Name: Elaine Sanders
Title: Secretary and Treasurer

GUARANTOR:
TRILOGY METALS INC.

By:	/s/ Elaine Sanders
Name: Elaine Sanders
Title: Chief Financial Officer and Corporate Secretary

[Signature Page to Contribution Agreement]